  EXHIBIT 99.1

IPALCO Enterprises, Inc. Announces Tender Offer for Outstanding 8.625% Senior Secured Notes due 2011

May 10, 2011 -- Indianapolis, Indiana -- IPALCO Enterprises, Inc. (the “Company”) announced today the commencement of a tender offer (the “Tender Offer”) to purchase for cash, subject to certain terms and conditions, any and all of its $375 million outstanding aggregate principal amount of 8.625% Senior Secured Notes due 2011 (the “Notes”).

The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on May 17, 2011 (the “Expiration Time”), unless extended or earlier terminated by the Company. The Tender Offer is being made pursuant to an Offer to Purchase and a related Letter of Transmittal (together, the “Tender Offer Materials”), which set forth a more detailed description of the Tender Offer. Holders of the Notes are urged to carefully read the Tender Offer Materials before making any decision with respect to the Tender Offer.

The following table summarizes certain material terms of the Tender Offer:

Cusip No.	Principal Amount Outstanding	Security Description	Maturity Date	Reference Security	Relevant Bloomberg Page	Fixed Spread
462613AD2	$375,000,000	8.625% Senior Secured Notes due 2011 (original coupon of 7.625%)	November 14, 2011	1.00% U.S. Treasury Note due October 31, 2011	PX3	50 bps

The total consideration (the “Total Consideration”) payable for each $1,000 principal amount of the Notes validly tendered and accepted for payment pursuant to the Tender Offer will be determined in the manner described in the Tender Offer Materials by reference to the fixed spread over the yield to maturity of the applicable Reference Security listed above, calculated by the Dealer Manager for the Tender Offer as of 2:00 p.m., New York City time, on May 17, 2011, the date on which the Tender Offer expires. In addition to the Total Consideration, the Company will also pay accrued and unpaid interest on the Notes purchased from the last interest payment date up to, but not including, the settlement date. The settlement date for the Tender Offer is expected to be promptly after the Expiration Time, and is currently expected to be May 18, 2011, unless the Tender Offer is extended or earlier terminated.

To receive the Total Consideration, holders of the Notes must validly tender and not validly withdraw their Notes prior to the Expiration Time. Notes tendered may be withdrawn at any time prior to the Expiration Time, by following the procedures described in the Tender Offer Materials. The obligation of the Company to accept for purchase and to pay the Total Consideration and the accrued and unpaid interest on the Notes pursuant to the Tender Offer is not subject to any minimum tender condition, but is subject to satisfaction or waiver of certain other conditions, including financing conditions, described in the Tender Offer Materials.

The Company has retained BofA Merrill Lynch to serve as Dealer Manager for the Tender Offer. D.F. King & Co., Inc. has been retained to serve as the Tender Agent and Information Agent for the Tender Offer. Questions regarding the Tender Offer may be directed to BofA Merrill Lynch at 214 North Tryon Street, 17th Floor, Charlotte, North Carolina, 28225, Attn: Debt Advisory Services, (888) 292-0070 (toll-free), (980) 388-9217 (collect). Requests for the Tender Offer Materials may be directed to D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, New York, 10005, (212) 269-5550 (for banks and brokers) or (800) 549-6697 (for all others).  The Company is making the Tender Offer only by, and pursuant to, the terms of the Offer to Purchase and the related Letter of Transmittal.  None of the Company, the Dealer Manager, the Tender Agent or the Information Agent make any recommendation as to whether holders should tender or refrain from tendering their Notes.  Holders must make their own decision as to whether to tender notes and, if so, the principal amount of the Notes to tender.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to purchase any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

About the Company

IPALCO Enterprises, Inc. is a holding company which, through its principal subsidiary Indianapolis Power & Light Company, a regulated electric utility, engages primarily in generating, transmitting, distributing and selling electric energy in the state of Indiana. IPALCO Enterprises, Inc. is a wholly-owned subsidiary of The AES Corporation, a global power company.

 Forward-Looking Statements

This press release may contain “forward-looking statements.” All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions, including but not limited to those set forth in the Company’s filings with the Securities and Exchange Commission. Accordingly, actual results or outcomes may differ materially from those expressed in the forward-looking statements. You should not place undue reliance on these forward-looking statements.

Inquiries Contact:
Connie Horwitz
Treasurer and Assistant Secretary
(317) 261-8670